EXHIBIT 99.1

Curtiss-Wright Reports Third Quarter and Nine Months 2012 Financial Results

Net Sales Down 6% and Diluted EPS of $0.24 Reflecting Previously Announced Adverse Impacts of Strike, Additional Investments in the AP1000 Program and Lower Orders; Company Maintains Full Year 2012 Guidance

PARSIPPANY, N.J., Nov. 6, 2012 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the third quarter and nine months ended September 30, 2012. All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the first quarter 2012 sale of the heat treating business from current and prior year periods.

Third Quarter 2012 Operating Highlights from Continuing Operations

  Net sales decreased 6% to $479 million from $509 million in 2011;

  Operating income decreased 49% to $23 million from $46 million in 2011, due primarily to the combined impacts of the labor strike, AP1000 strategic investments, order delays and additional costs in our oil and gas business, and a modest softening in defense orders, all of which were previously announced; Excluding the impact of the labor strike, AP1000 investments and restructuring activities, operating income increased 5%;

  Net earnings decreased 64% to $11 million, or $0.24 per diluted share, from $32 million, or $0.68 per diluted share, in 2011; and

  New orders totaled $473 million, down 17% from 2011, primarily due to the timing of orders in our defense and power generation businesses compared to a strong third quarter of 2011.

Nine Months 2012 Operating Highlights from Continuing Operations

  Net sales increased 3% to $1.51 billion from $1.47 billion in 2011;

  Operating income decreased 24% to $99 million from $131 million in 2011; Excluding the impact of the strike, AP1000 investments and restructuring activities from both periods, operating income increased 6%;

  Net earnings decreased 34% to $54 million, or $1.14 per diluted share, from $82 million, or $1.75 per diluted share, in 2011; and

  New orders totaled $1.47 billion, down 4% from 2011. At September 30, 2012, backlog was $1.67 billion, down slightly from December 31, 2011.

"Overall, our third quarter 2012 results met the high end of our revised guidance, as we generated diluted earnings per share of $0.24," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation.

"We previously announced that our third quarter results would be adversely impacted by numerous issues, including the labor strike, additional investments in the AP1000 program, the slowdown in our international large capital projects business in our oil and gas market and lower orders in defense. In response to these changing market conditions, we continue to take the necessary steps to reposition Curtiss-Wright for improved long-term profitability."

Third Quarter 2012 Operating Results

Sales

Sales of $479 million in the third quarter of 2012 decreased $30 million, or 6%, compared to the prior year period. Acquisitions contributed $11 million in sales in the current quarter, while foreign currency translation had a minimal impact. Across our segments, sales in Metal Treatment grew a solid 5%, while Motion Control declined 3%, despite strong double-digit growth in Commercial Aerospace. Flow Control declined 11%, largely due to the strike which resulted in approximately $18 million of revenues being shifted from 2012 to 2013.

From a market perspective, sales to our defense markets declined 8% overall, primarily driven by a 13% decline in naval defense, as the impact from the strike delayed the achievement of milestones on certain naval defense programs into 2013. Excluding the strike impact and revenues that shifted to 2013, our naval defense sales would have been flat for the quarter. In addition, we experienced a decline of 5% in aerospace defense while ground defense was flat. Sales to our commercial markets decreased 4% overall, driven by a decrease in power generation mostly due to the strike, and an 8% decline in the general industrial market. The commercial aerospace market gained 5% overall, with sales to commercial OEM customers up 12%, while the oil and gas market overcame weakness in the large capital projects business with strong Maintenance, Repair and Overhaul (MRO) sales resulting in a 1% increase in the third quarter.

Operating Income

Operating income decreased 49% to $23 million in the third quarter of 2012, down approximately $23 million compared to the prior year period. As previously disclosed, current quarter operating income was adversely impacted by numerous items, including approximately $11 million as a result of the labor strike, $12 million of AP1000 strategic investments, $12 million in order delays and additional costs in our oil and gas market, and lower orders in our defense markets.

The majority of these previously announced items impacted our Flow Control segment, leading to a sharp decline in operating income in the third quarter. Our Motion Control segment had a solid 19% increase driven by higher sales to the commercial aerospace market that more than offset slower defense activity, higher profitability from our ACRA Controls acquisition due to significant operational improvements implemented, and the benefits from our previously announced restructuring initiatives. In Metal Treatment, operating income was primarily driven by solid demand for shot peening services in our commercial aerospace market, offset by the impact of previously announced restructuring charges. Acquisitions and foreign currency translation had a minimal impact on current quarter results.

Overall operating margin in the quarter was 4.9%, a decrease of 420 basis points from the prior year period, primarily due to the above mentioned impacts to operating income, and includes margin dilution of 30 basis points from our recently completed acquisitions. Reported segment operating margin in the third quarter was 6.7%, a decrease of 350 basis points over the prior year quarter, despite strong margin expansion of 250 basis points in our Motion Control segment.

Adjusted operating income, excluding the impact of the strike, the AP1000 strategic investments and our company-wide restructuring initiatives, increased 5%, while adjusted operating margin was 9.8%, up 70 basis points from the prior year period. In addition, adjusted segment operating margin, which excludes corporate expenses, was 11.5%, an increase of 130 basis points primarily due to solid margin expansion in the Motion Control segment.

Non-segment operating costs increased nearly $3 million in the third quarter of 2012 as compared with the prior year period, mainly due to higher pension expense.

Net Earnings

Third quarter net earnings decreased 64% from the comparable prior year period, due to lower operating income, higher interest expense, and a higher effective tax rate. The higher interest expense is a result of our December 2011 private placement debt offering which led to higher average debt levels and borrowing rates compared to the prior year period. Our effective tax rate for the current quarter was 31.1%, an increase from 22.3% in the prior year period, mainly due to a $4 million tax benefit recognized in the prior year quarter that did not recur in the current period.

Free Cash Flow

Free cash flow was $20 million for the third quarter of 2012, compared to $15 million in the prior year period, primarily due to lower capital expenditures. Net cash from operating activities decreased by approximately $3 million from the prior year period. Capital expenditures during the third quarter of 2012 were $15 million, a decrease of $8 million as compared to the prior year period, primarily due to the prior year facility expansions within our oil and gas and commercial aerospace businesses. These decreases were slightly offset by the additional capital investments being made in our Metal Treatment segment.

Segment Performance

Flow Control – Sales for the third quarter of 2012 were $237 million, a decrease of $29 million, or 11%, over the comparable prior year period. As a result of the aforementioned strike related impacts, segment sales in our power generation market decreased 11% due to reduced production on the China AP1000 program. Meanwhile, despite increased production of pumps and valves on the CVN-79 Ford class aircraft carrier program, we experienced a reduction in the naval defense market, specifically on the Virginia class submarine program, based on timing on long-term contracts and shifting of milestones to 2013 due to the strike. Excluding the strike impact, naval defense sales would have been in line with the prior year period. Within the oil and gas market, sales were slightly higher overall, as strong, global demand for our MRO products was mostly offset by lower demand in our international large projects business. In addition, general industrial sales were 15% lower in the quarter, primarily due to slower orders for our control systems for our HVAC customers due to general economic weakness. Additionally, our 2011 acquisitions of Anatec and LMT contributed approximately $6 million in sales in the current quarter, while unfavorable foreign currency translation reduced sales by nearly $1 million.

Operating income in the third quarter of 2012 was $1.2 million, a decrease of $24 million, from the comparable prior year period. The current quarter results were impacted by the adverse impacts noted above.  Excluding the unplanned impacts of the labor strike and AP1000 strategic investments in the current period and restructuring activities in both periods, operating income in this segment increased 2% or 50 basis points to 9.9%. Acquisitions and foreign currency translation had a minimal impact on operating income in the current year quarter.

Motion Control – Sales for the third quarter of 2012 were $175 million, a decrease of $5 million, or 3%, over the comparable prior year period. Solid sales growth of 6% in our commercial markets was more than offset by a 6% reduction in sales to our larger defense markets. Growth in our commercial markets was largely driven by a solid 13% increase in sales in the commercial aerospace market due to increases on all major Boeing aircraft, including solid growth on the Boeing 737 program, and new sales being generated by our emergent operations facility in support of the Boeing 787 program. In addition, we had improved demand for sensor and control products serving the regional jet and commercial helicopter markets. Meanwhile, the decline in our defense markets, mainly aerospace defense, was driven by lower sales for various helicopter programs, primarily on the Blackhawk helicopter, and also for the BAMS program as we transition from the development phase to the production phase. Ground defense sales were essentially flat versus the prior year period. Additionally, our 2011 acquisitions of ACRA Control Limited and South Bend Controls contributed incremental sales of approximately $4 million in the current quarter, while unfavorable foreign currency translation reduced sales by nearly $2 million.

Operating income for the third quarter of 2012 grew 19% over the prior year period, resulting in operating margin expansion of 250 basis points to 13.1%. The solid increases in operating income and operating margin were achieved despite the lower sales, due to operational improvements and the benefits from our previously announced restructuring initiatives. Also contributing to the favorable operating income performance is the 2011 acquisition of ACRA, which had an operating loss in the prior year due to purchase accounting charges. Foreign currency translation had a minimal impact on operating income in the current year quarter.

Metal Treatment – Sales for the third quarter of 2012 were approximately $68 million, an increase of $3 million, or 5%, compared to the prior year period. The improvement was driven by higher demand for our highly engineered services broadly across commercial markets, as well as solid sales of thermal spray coatings to the aerospace defense market. Sales also benefitted from our recent entry into the highly technical analytical services market, as testing of medical devices contributed to our general industrial market sales. Elsewhere, we experienced strong 10% growth in the commercial aerospace market led by increases in services for Airbus aircraft and contributions from two new "shop-in-shop" facilities providing direct support for Rolls-Royce aerospace manufacturing facilities, including a state-of-the-art robotic shot peening facility located at their aerospace manufacturing complex in Crosspointe, VA and a recently opened laser peening facility located onsite at their advanced fan blade manufacturing facility in Singapore.

Sales from Asian based facilities increased 44% over the prior year's quarter, reflecting the opening of three new facilities within the past year consistent with our strategic growth initiatives for the region. Acquisitions and foreign currency translation had a minimal impact on sales in the quarter.

Operating income in the third quarter of 2012 was approximately $8 million, essentially flat compared to the prior year period, while operating margin was 12.1%, down 50 basis points. Excluding the impact of nearly $1 million of previously announced restructuring charges, operating income increased 10% while operating margin was 13.3%, up 70 basis points compared to the prior year period. These solid improvements in operating income and margin were primarily driven by increased use of automated robotic equipment and improved operating efficiencies across our global peening operations, as well as improvements in capacity utilization enabled by recent facility rationalization activities. Foreign currency translation had a minimal impact on operating income in the current year quarter.

Full Year 2012 Guidance

Pursuant to the October 5, 2012 press release, the Company is maintaining its full year 2012 guidance from continuing operations. A more detailed breakdown of our 2012 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "Based on the restructuring actions implemented in the first half of 2012, certain of our operations started to experience a benefit to their profitability in the third quarter, particularly in our Motion Control segment, and we continue to anticipate that the combined restructuring initiatives implemented thus far in 2012 will result in improved operating margins in the fourth quarter of this year and in 2013.

"In addition, as you have seen with our recent acquisitions of PG Drives and AP Services as well as the pending acquisition of Williams Controls, we continue to look for niche, bolt-on technologies that will complement our existing product portfolio, as well as new technologies to help expand the breadth and depth of our current product offerings and end markets. In addition, we have significant experience integrating our acquisitions and improving their profitability, as part of our constant focus on cost reduction and business restructuring. As you are aware, Curtiss-Wright's growth strategy is built on a combination of solid organic growth supplemented by strategic acquisitions, and we believe that this strategy positions us well for future opportunities for continued sales and profitability growth.

"Overall, I remain optimistic that Curtiss-Wright will conclude the year with a strong fourth quarter and effectively position the Company for solid growth in sales and profitability in 2013 and beyond."

Additional Information

The Company recently identified that a division within our Motion Control segment had improperly accounted for certain costs in its percentage-of-completion estimates for long-term contracts affecting periods prior to and including 2007 through 2011. Additionally, certain other errors were identified which have also been corrected.  The adjustments to correct the cumulative effect of these errors would be material if recorded in the three and nine months ended September 30, 2012, however, the effect of correcting the error to any previously reported year is immaterial. The combined errors resulted in a cumulative adjustment to retained earnings at December 31, 2011. The adjustments identified increased net earnings for the three months ended September 30, 2011 by $0.1 million and decreased net earnings for the nine months ended September 30, 2011 by $2.4 million and have been reflected in this press release. Amounts related to periods prior to 2012 will be corrected in the Company's financial statements included in its Form 10-Q for the third quarter of 2012 (the "Form 10-Q") that the Company will file with the SEC. Previously filed financial statements will be restated in future filings for the correction of these errors.

Conference Call Information

The Company will host a conference call to discuss the third quarter 2012 results and guidance at 10:00 a.m. EST on Wednesday, November 7, 2012. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2012	2011	$	%	2012	2011	$	%

Net sales	$ 479,222	$ 509,120	($29,898)	(6%)	$ 1,507,269	$ 1,466,267	$ 41,002	3%
Cost of sales	337,806	341,788	(3,982)	(1%)	1,042,572	990,992	51,580	5%
Gross profit	141,416	167,332	(25,916)	(15%)	464,697	475,275	(10,578)	(2%)

Research and development expenses	13,267	17,705	(4,438)	(25%)	43,965	46,431	(2,466)	(5%)
Selling expenses	28,009	30,918	(2,909)	(9%)	93,378	90,077	3,301	4%
General and administrative expenses	76,774	72,602	4,172	6%	227,889	208,084	19,805	10%

Operating income	23,366	46,107	(22,741)	(49%)	99,465	130,683	(31,218)	(24%)

Interest expense	(6,648)	(5,033)	(1,615)	(32%)	(19,656)	(15,121)	(4,535)	(30%)
Other income, net	(119)	(35)	(84)	NM	113	42	71	NM

Earnings from continuing operations before income taxes	16,599	41,039	(24,440)	(60%)	79,922	115,604	(35,682)	(31%)
Provision for income taxes	5,156	9,165	(4,009)	(44%)	25,802	33,264	(7,462)	(22%)
Earnings from continuing operations	11,443	31,874	(20,431)	(64%)	54,120	82,340	(28,220)	(34%)

Discontinued operations, net of taxes
Earnings from discontinued operations	--	2,619	(2,619)	NM	3,059	5,885	(2,826)	NM
Gain (loss) on divestiture	(144)	--	(144)	NM	18,172	--	18,172	NM
Earnings (loss) from discontinued operations	(144)	2,619	(2,763)	NM	21,231	5,885	15,346	NM

Net earnings	$ 11,299	$ 34,493	$ (23,194)	(67%)	$ 75,351	$ 88,225	$ (12,874)	(15%)

Basic earnings per share
Earnings from continuing operations	$ 0.24	$ 0.69			$ 1.17	$ 1.78
Earnings from discontinued operations	--	0.05			0.45	0.13
Total	$ 0.24	$ 0.74			$ 1.62	$ 1.91

Diluted earnings per share
Earnings from continuing operations	$ 0.24	$ 0.68			$ 1.14	$ 1.75
Earnings from discontinued operations	--	0.05			0.45	0.13
Total	$ 0.24	$ 0.73			$ 1.59	$ 1.88

Dividends per share	$ 0.09	$ 0.08			$ 0.26	$ 0.24

Weighted average shares outstanding:
Basic	46,884	46,466			46,795	46,328
Diluted	47,415	46,936			47,493	46,978

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	September 30,	December 31,	Change
	2012	2011	$	%
Assets
Current assets:
Cash and cash equivalents	$ 239,546	$ 194,387	$ 45,159	23%
Receivables, net	531,541	543,009	(11,468)	(2%)
Inventories, net	355,383	313,045	42,338	14%
Deferred tax assets, net	49,967	54,275	(4,308)	(8%)
Other current assets	49,660	45,955	3,705	8%
Total current assets	1,226,097	1,150,671	75,426	7%
Property, plant, and equipment, net	438,597	442,728	(4,131)	(1%)
Goodwill	767,825	759,442	8,383	1%
Other intangible assets, net	247,614	261,448	(13,834)	(5%)
Deferred tax assets, net	12,796	12,137	659	5%
Other assets	12,776	9,121	3,655	40%
Total assets	$ 2,705,705	$ 2,635,547	$ 70,158	3%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$ 127,501	$ 2,502	$ 124,999	4996%
Accounts payable	120,203	150,281	(30,078)	(20%)
Dividends payable	4,234	--	4,234	100%
Accrued expenses	117,523	105,196	12,327	12%
Income taxes payable	10,317	4,161	6,156	148%
Deferred revenue	199,254	206,061	(6,807)	(3%)
Other current liabilities	36,066	43,841	(7,775)	(18%)
Total current liabilities	615,098	512,042	103,056	20%
Long-term debt	460,612	583,928	(123,316)	(21%)
Deferred tax liabilities, net	25,514	24,980	534	2%
Accrued pension and other postretirement benefit costs	214,855	232,794	(17,939)	(8%)
Long-term portion of environmental reserves	19,989	19,067	922	5%
Other liabilities	54,867	57,645	(2,778)	(5%)
Total liabilities	1,390,935	1,430,456	(39,521)	(3%)

Stockholders' equity
Common stock, $1 par value	49,190	48,879	311	1%
Additional paid in capital	153,472	143,192	10,280	7%
Retained earnings	1,227,191	1,164,041	63,150	5%
Accumulated other comprehensive loss	(36,274)	(65,131)	28,857	44%
	1,393,579	1,290,981	102,598	8%
Less: cost of treasury stock	(78,809)	(85,890)	7,081	(8%)
Total stockholders' equity	1,314,770	1,205,091	109,679	9%

Total liabilities and stockholders' equity	$ 2,705,705	$ 2,635,547	$ 70,158	3%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2012	2011	%	2012	2011	%
Sales:
Flow Control	$ 236,733	$ 265,248	(11%)	$ 778,177	$ 770,996	1%
Motion Control	174,616	179,204	(3%)	520,792	514,040	1%
Metal Treatment	67,873	64,668	5%	208,300	181,231	15%

Total sales	$ 479,222	$ 509,120	(6%)	$ 1,507,269	$ 1,466,267	3%

Operating income:
Flow Control	$ 1,194	$ 24,836	(95%)	$ 38,335	$ 70,000	(45%)
Motion Control	22,790	19,078	19%	59,246	50,627	17%
Metal Treatment	8,200	8,177	0%	23,993	23,386	3%

Total segments	32,184	52,091	(38%)	$ 121,574	$ 144,013	(16%)
Corporate and other	(8,818)	(5,984)	(47%)	(22,109)	(13,330)	(66%)

Total operating income	$ 23,366	$ 46,107	(49%)	$ 99,465	$ 130,683	(24%)

Operating margins:
Flow Control	0.5%	9.4%		4.9%	9.1%
Motion Control	13.1%	10.6%		11.4%	9.8%
Metal Treatment	12.1%	12.6%		11.5%	12.9%
Total Curtiss-Wright	4.9%	9.1%		6.6%	8.9%

Segment margins	6.7%	10.2%		8.1%	9.8%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT NON-GAAP FINANCIAL INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2012	2011	%	2012	2011	%

Reported operating income:
Flow Control	$ 1,194	$ 24,836	(95%)	$ 38,335	$ 70,000	(45%)
Motion Control	22,790	19,078	19%	59,246	50,627	17%
Metal Treatment	8,200	8,177	0%	23,993	23,386	3%

Total segments	32,184	52,091	(38%)	$ 121,574	$ 144,013	(16%)
Corporate and other	(8,818)	(5,984)	(47%)	(22,109)	(13,330)	(66%)

Total reported operating income	$ 23,366	$ 46,107	(49%)	$ 99,465	$ 130,683	(24%)

Reported operating margins:
Flow Control	0.5%	9.4%		4.9%	9.1%
Motion Control	13.1%	10.6%		11.4%	9.8%
Metal Treatment	12.1%	12.6%		11.5%	12.9%
Total Curtiss-Wright	4.9%	9.1%		6.6%	8.9%

Segment margins	6.7%	10.2%		8.1%	9.8%

Adjustments:
Flow Control *	$ 24,044	$ --		$ 34,945	$ 4,940
Motion Control	368	--		3,426	--
Metal Treatment	801	--		6,042	--
Total Curtiss-Wright	$ 25,213	$ --		$ 44,413	$ 4,940

Adjusted operating income:
Flow Control *	$ 25,238	$ 24,836	2%	$ 73,280	$ 74,940	(2%)
Motion Control	23,158	19,078	21%	62,672	50,627	24%
Metal Treatment	9,001	8,177	10%	30,035	23,386	28%
Total segments	$ 57,397	$ 52,091	10%	$ 165,987	$ 148,953	11%
Corporate and other	(8,818)	(5,984)	(47%)	(22,109)	(13,330)	(66%)
Total Curtiss-Wright	$ 48,579	$ 46,107	5%	$ 143,878	$ 135,623	6%

Adjusted operating margins:
Flow Control *	9.9%	9.4%		9.2%	9.7%
Motion Control	13.3%	10.6%		12.0%	9.8%
Metal Treatment	13.3%	12.6%		14.4%	12.9%
Total Curtiss-Wright	9.8%	9.1%		9.4%	9.2%

Segment margins	11.5%	10.2%		10.9%	10.2%

* Includes the impact of the additional investments on the AP1000 program, the strike, and restructuring charges.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$ 35,698	$ 38,389	$ 53,938	$ 52,822
Capital expenditures	(15,327)	(23,377)	(56,043)	(60,296)
Free cash flow (1)	$ 20,371	$ 15,012	$ (2,105)	$ (7,474)

Cash conversion (1)	180%	44%	(3%)	(8%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance from Continuing Operations - As of November 6, 2012(1)
(In millions, except per share data)

	2012 Guidance
	Low	High
Sales:
Flow Control	$ 1,100	$ 1,110
Motion Control	710	730
Metal Treatment	270	280
Total sales	$ 2,080	$ 2,120

Operating income:
Flow Control	$ 73	$ 76
Motion Control	97	100
Metal Treatment	29	31
Total segments	$ 199	$ 207
Corporate and other	(29)	(29)
Total operating income	$ 170	$ 178

Operating margins:
Flow Control	6.6%	6.8%
Motion Control	13.7%	13.8%
Metal Treatment	10.9%	11.1%
Total operating margin	8.2%	8.4%

Interest expense	$ (27)	$ (28)
Earnings before income taxes	144	151
Provision for income taxes	(46)	(48)
Net earnings	$ 98	$ 103

Reported diluted earnings per share from Continuing Operations	$ 2.05	$ 2.15
Diluted shares outstanding	47.8	47.8

Effective tax rate	32.0%	32.0%

(1) On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business. These operations, which previously had been reported under the Company's Metal Treatment segment, will be reflected as discontinued operations and have been removed from our 2011 actual results and 2012 financial guidance.

Note: Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance from Continuing Operations - As of November 6, 2012(1)
(In millions)

	2012 Guidance % Change
	Low	High

Defense Markets
Aerospace	2%	4%
Ground	(21%)	(23%)
Navy	2%	4%
Other Defense	4%	6%
Total Defense	0%	0%

Commercial Markets
Commercial Aerospace	18%	20%
Oil and Gas	(3%)	(5%)
Power Generation	10%	12%
General Industrial/Auto	0%	0%
Total Commercial	6%	8%

Total Curtiss-Wright	3%	5%

(1) On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business. These operations, which previously had been reported under the Company's Metal Treatment segment, will be reflected as discontinued operations and have been removed from our 2011 actual results and 2012 financial guidance.

Note: Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ in millions)
Three Months Ended September 30,

	Flow Control			Motion Control			Metal Treatment			Corporate & Other			Total Curtiss - Wright
	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg
Sales
Organic	$ 231.7	$ 263.0	(12%)	$ 172.8	$ 179.2	(4%)	$ 67.8	$ 64.7	5%	$ --	$ --		$ 472.3	$ 506.9	(7%)
Incremental (1)	5.7(2)	2.2(3)		4.0(2)	--		1.3(2)	--		--	--		11.0(2)	2.2(3)
Foreign Currency Fav (Unfav) (4)	(0.7)	--		(2.2)	--		(1.2)	--		--	--		(4.1)	--
Total	$ 236.7	$ 265.2	(11%)	$ 174.6	$ 179.2	(3%)	$ 67.9	$ 64.7	5%	$ --	$ --		$ 479.2	$ 509.1	(6%)

Operating Income
Organic	$ 1.9	$ 25.2	(93%)	$ 23.2	$ 19.1	22%	$ 8.5	$ 8.2	3%	$ (8.9)	$ (6.0)	(49%)	$ 24.6	$ 46.5	(47%)
OI Margin %	0.8%	9.6%	(880)bps	13.4%	10.6%	280bps	12.5%	12.6%	(10)bps				5.2%	9.2%	(400)bps
Incremental (1)	(0.6)(2)	(0.4)(3)		(0.3)(2)	--		(0.0)(2)	--		--	--		(0.9)(2)	(0.4)(3)
Foreign Currency Fav (Unfav) (4)	(0.1)	--		(0.2)	--		(0.2)	--		0.1	--		(0.3)	--
Total	$ 1.2	$ 24.8	(95%)	$ 22.8	$ 19.1	19%	$ 8.2	$ 8.2	0%	$ (8.8)	$ (6.0)	(47%)	$ 23.4	$ 46.1	(49%)
OI Margin %	0.5%	9.4%	(890)bps	13.1%	10.6%	250bps	12.1%	12.6%	(50)bps				4.9%	9.1%	(420)bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.
(2) Our organic growth calculations do not include the operating results for our December 2, 2011 acquisition of Anatec International, Inc. and Lambert, MacGill, Thomas, Inc. (LMT), October 11, 2011 acquisition of South Bend Controls, and one month of operating results for our July 28, 2011 acquisition of ACRA Control, Limited (ACRA) and July 22, 2011 acquisition of IMR Test Labs.
(3) We sold our Legacy business on July 22, 2011. The three months and six months ended June 30, 2011 results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.
(4) Organic results exclude the effects of current period foreign currency translation.
Note: Amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,300 people worldwide. For more information, visit www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com